Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use and incorporation by reference in this Registration Statement on Form S-3 of Cover-All Technologies Inc. of our report dated March 30, 2012 relating to our audits of the consolidated financial statements appearing in the Annual Report on Form 10-K of Cover-All Technologies Inc. for the year ended December 31, 2011.  We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

New York, New York

October 23, 2012